AMENDMENT
                                TO
                   AGREEMENT AND PLAN OF MERGER



          AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 17, 1997, among STANDARD MANAGEMENT CORPORATION, an Indiana corporation ("SMC"), STANDARD ACQUISITION CORPORATION, a North Carolina Corporation ("SAC") and SAVERS LIFE INSURANCE COMPANY, a North Carolina domestic stock insurance company ("Savers") (SAC and Savers being hereinafter collectively referred to as the "Constituent Corporations").



                             RECITALS

     WHEREAS, SMC, SAC and Savers agreed to the merger of SAC with and into Savers (the "Merger") and executed an Agreement and Plan of Merger dated as of December 19, 1996 (the "Merger Agreement") to specify the terms of the Merger;

     WHEREAS, the parties intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties now desire to amend the Merger Agreement to effect their intention that the Merger qualify as a tax-free reorganization within the meaning of Code Section 368(a) to satisfy the requirements imposed pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E) with respect to a reverse triangular reorganization transaction;

     NOW THEREFORE, pursuant to Section 15.7 of the Merger Agreement and in consideration of the mutual representations, warranties and covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto agree to amend the Merger Agreement as follows:

     1. AMENDMENT TO CASH CONSIDERATION. Section 2.5(c) of the Agreement shall be deleted in its entirety and the following shall be inserted therefor:

          "(c) Subject to the provisions of SECTIONS 2.10 and 2.12 hereof, each share of Savers Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with SECTION 2.5(A)) shall be converted into (i) subject to SECTION 2.6, below, $1.50 in cash, plus (ii) $6.50 in value of shares of SMC Common Stock, the number of such shares, to be rounded to the nearest hundredth of a share, determined by dividing $6.50 by the average of the closing trading prices as reported by the NASDAQ National Market (the "Average Trading Price") of SMC Common Stock for the ten (10) consecutive trading days ending on the fifth day prior to the earlier of the SMC Stockholders Meeting or the Savers Stockholders Meeting, plus (iii) the Performance Premium described in ARTICLE III, below. All such shares of Savers Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a Certificate (as defined in SECTION 2.8(A)) representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of SMC Common Stock, cash as provided in this SECTION 2.5 and SECTION 2.6 and the Performance Premium, certain dividends and other distributions as contemplated by SECTION 2.9 and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with SECTION 2.8."

     2. AMENDMENT TO STOCK ELECTION. Section 2.6 of the Merger Agreement shall be deleted in its entirety and the following shall be inserted therefor:

          "2.6 STOCK ELECTION. Each holder of Savers Common Stock may elect to receive SMC Common Stock in lieu of the cash to which such holder would otherwise be entitled pursuant to SECTION 2.5(C). In the event that any holder of Savers Common Stock shall make such election, such holder shall be entitled to receive for each share of Savers Common Stock so held, in lieu of the cash into which such Savers Common Stock would otherwise be converted pursuant to SECTION 2.5(C), an additional number of shares of SMC Common Stock, rounded to the nearest hundredth of a share, determined by dividing $1.50 by the Average Trading Price applied in SECTION 2.5(C)."

     3. AMENDMENTS TO ARTICLE III INTRODUCTORY LANGUAGE. The first three lines of Article III of the Merger Agreement immediately preceding Section
3.1 of the Merger Agreement shall be deleted in their entirety and the following shall be inserted therefor:

          "A holder of record of Savers Common Stock at the Effective Time ("Record Holder") shall have the following contractual right to receive shares of SMC Common Stock, together with interest payable in cash, subject to the terms and conditions contained herein:"

     4.   AMENDMENT TO PERFORMANCE  PREMIUM  ELECTION  PROVISIONS.  Section
3.4 of the Agreement shall be deleted in its entirety and the following shall be inserted therefor:

          "3.4 SMC COMMON STOCK AND INTEREST.

               (a)   The   1997   Performance  Premium  and  the  1998
     Performance Premium shall be payable in SMC Common Stock and in cash (as interest) as hereinafter determined. The portion of the 1997 Performance Premium and the portion of the 1998 Performance Premium that shall be payable in cash shall be the portion that represents interest computed using the applicable federal rate (short-term) established in Code Section 1274(d) for the month during which the Effective Time pursuant to SECTION 2.2 occurs. The portions of the 1997 Performance Premium and the 1998 Performance Premiums that represent interest determined in accordance with the immediately preceding sentence shall be the only portions of Performance Premium that shall be payable in cash (with the exception of cash paid as Performance Premium in lieu of fractional shares). The payment of the Performance Premium in shares of SMC Common Stock that is not payable in cash as interest shall consist of the number of shares of SMC Common Stock determined by dividing (i) the amount to which each Record Holder would be entitled in payment of such Performance Premium reduced by the allocable portion of the interest by (ii) the Average Trading Price of SMC Common Stock for the ten (10) consecutive trading days ending on the fifth day prior to the payment date of such Performance Premium, rounded to the nearest hundredth of a share. SMC shall pay cash in lieu of issuing certificates or scrip for fractional shares.

               (b) The 1997 Performance Premium and the 1998 Performance Premium shall be calculated as of December 31, 1997, and December 31, 1998, respectively, based upon the Surviving Corporation's Annual Statements for the years then ended as filed with the North Carolina Department of Insurance. The calculations shall be made no later than April 30, 1998 and 1999, and the payment dates shall be no later than May 31, of 1998 and 1999, respectively.

               (c) The maximum aggregate value of the 1997 Performance Premium and the 1998 Performance Premium payable pursuant to this Merger Agreement shall be $6,000,000."

     5.   AMENDMENT   TO   DELIVERY  OF  PERFORMANCE  PREMIUMS  PROVISIONS.
Section 3.5(a) of the Merger Agreement shall be deleted in its entirety and the following shall be inserted therefor:

          "(a) Promptly after the calculation by SMC of the final 1997 Performance Premium and the final 1998 Performance Premium, as the case may be, SMC shall deliver, to the Exchange Agent in trust for the Record Holders, the cash representing interest and the SMC Common Stock payable with respect to such Performance Premium."


     6. AMENDMENT TO EXCHANGE AGENT PERFORMANCE PREMIUM DELIVERY PROVISIONS. The words, ",without interest," in the eighth line of
Section 3.5(d) shall be deleted. It is the intention of the parties that the 1997 Performance Premium and the 1998 Performance Premium be calculated in accordance with the provisions of this Article III, as the case may be, and that the portions of the 1997 Performance Premium and the 1998 Performance Premiums that constitute interest (computed using the applicable federal rate (short-term) established in Code Section 1274(d) for the month during which the Effective Time pursuant to SECTION 2.2 occurs) be determined and paid in cash. The parties further intend that the remaining portions of the 1997 Performance Premium and the 1998 Performance Premium be paid in SMC Common Stock, with the exception of any portion of the Performance Premium that would require the issuance of fractional shares, which portion shall also be paid in cash by SMC.





          IN WITNESS WHEREOF, this AMENDMENT TO AGREEMENT AND PLAN OF MERGER has been duly executed and delivered by the parties hereto, effective as of the date first written above.


                              STANDARD ACQUISITION CORPORATION


                              By: /s/ Edward T. Stahl
                                     Name:  Edward T. Stahl
                                      Title: Executive Vice President


                              STANDARD MANAGEMENT CORPORATION


                              By:  /s/ Edward T. Stahl
                                     Name:  Edward T. Stahl
                                      Title: Executive Vice President


                              SAVERS LIFE INSURANCE COMPANY


                              By:  /s/ Jerry D. Stoltz
                                     Name:  Jerry D. Stoltz
                                      Title: President